Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           May 2, 2013
Unaudited First Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RECORD RESULTS FOR THE QUARTER

Indianapolis, Indiana, May 2, 2013—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $5.6 million, or $.38 per share, for the first quarter of 2013.  This compares to after tax operating income of $8.0 million, or $.54 per share, during the first quarter of 2012, which was a record quarter for the Company.  Net investment gains for the first quarter of 2013, which include both realized and unrealized gains in the Company’s limited partnership investments, were $9.3 million after tax, or $.62 per share, compared to $3.5 million, or $.24 per share, in the same quarter of 2012.  In total, after tax net income was a first quarter record $14.9 million, or $1.00 per share and compares to $11.5 million, or $.78 per share, for the prior year’s first quarter.

Premiums written by the Company’s insurance subsidiaries for the current quarter totaled $83.9 million, a decrease of 7% when compared to the prior year first quarter.  The decrease resulted from the Company’s planned and announced strategic reduction in property exposure, including withdrawal from the Florida commercial multi-peril market, begun in mid-2012 and reductions in property assumed business initiated early in 2012.  The decrease was partially offset by increased volume from core fleet transportation and professional liability products as well as an increase in casualty reinsurance volume.

After accounting for unearned premium changes and the differences in reinsurance ceded rates on product mix, net premium earned of $61.1 million for the first quarter of 2013 was less than 1% lower than the premium earned in the first quarter of 2012.

The Company’s consolidated combined ratio for the first quarter was 90.7%, before consideration of fee income.  Including fee income, underwriting income was $6.3 million, producing a combined ratio of 89.9%.  The Property and Casualty Insurance segment combined ratio was 98.1% without fees and 96.9%, including fee income. The Reinsurance segment combined ratio was 63.9% reflecting an uneventful first quarter with respect to property losses.

Pre-tax investment income was level with the first quarter of 2012 while average funds invested increased nearly 6%. After tax investment income was lower by 2% reflecting a slightly lower proportion of tax exempt income.

For the 15th consecutive quarter, the company had positive cash flow, which this quarter totaled $12.3 million.

Book value per share increased $.79 per share during the first quarter, after the payment of $.25 per share in regular cash dividends, with the combination of the increase in book value and dividends representing a 4.5% total return for the quarter on beginning book value.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, May 2, 2013, at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2013.

To participate via teleconference, investors may dial 1-888-430-8705 (U.S./Canada) or 1-719-325-2329 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through May 9, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 2417095.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 2, 2014.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=102928

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2013	2012

Operating revenue	$64,891	$65,479
Net investment gains (losses)	14,347	5,381

Total revenue	$79,238	$70,860

Operating income	$5,617	$8,008
Net investment gains,
net of federal income taxes	9,326	3,498

Net income	$14,943	$11,506

Per share data - diluted:
Average number of shares	14,911	14,842

Operating income	$.38	$.54
Net investment gains	.62	.24

Net income	$1.00	$.78

Dividends paid to shareholders	$.25	$.25

Annualized return on average
shareholders' equity:
Operating income	7.1%	10.8%

Net income	18.9%	15.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.7%	86.4%
Including fee income	89.9%	85.5%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.